                                                                  EXHIBIT (A)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         TOTAL CONTROL PRODUCTS, INC.
                            AT $11.00 NET PER SHARE
                                      BY
                              ORION MERGER CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                    GE FANUC AUTOMATION NORTH AMERICA, INC.
                                      AND
                   AN INDIRECT MAJORITY OWNED SUBSIDIARY OF
                           GENERAL ELECTRIC COMPANY

     Orion Merger Corp., an Illinois corporation (the "Offeror"), a wholly owned subsidiary of GE Fanuc Automation North America, Inc., a Delaware corporation (the "Parent"), and an indirect majority owned subsidiary of General Electric Company, a New York corporation, is offering to purchase all of the shares of common stock, no par value (the "Shares"), of Total Control Products, Inc., an Illinois corporation (the "Company"), for $11.00 per Share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 30, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON MONDAY, DECEMBER 28, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least two-thirds of the Shares that are outstanding determined on a fully diluted basis, (ii) any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer, and (iii) the satisfaction of certain other terms and conditions.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 22, 1998 (the "Merger Agreement") among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Illinois Business Corporation Act, as amended (the "IBCA"), the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time

(other than Shares held in the treasury of the Company, Shares held by Parent, the Offeror or any other wholly owned subsidiary of Parent, or Shares which are held by shareholders, if any, who properly exercise their dissenter's rights under the IBCA) will be cancelled and converted into the right to receive $11.00 in cash, or any higher price that is paid in the Offer, without interest.

     In connection with the Merger Agreement Parent and the Offeror entered into Shareholder Agreements dated November 22, 1998 (the "Shareholder Agreements") with certain shareholders of the Company who currently hold 3,426,373 Shares, representing approximately 47% of the issued and outstanding Shares. Pursuant to the Shareholder Agreements, such shareholders have agreed, among other things, to tender all of their Shares pursuant to the Offer. Parent and the Company have also entered into the Stock Option Agreement dated November 22, 1998, pursuant to which, among other things, the Company has granted Parent an irrevocable option to purchase (the "Option") up to 1,598,530 authorized and unissued Shares, or such other number of Shares as equals 19.9% of the Company's issued and outstanding Shares at the time of exercise of the Option, at a purchase price of $11.00 per share, exercisable upon the occurrence of certain events.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to Norwest Bank Minnesota, N.A. (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering shareholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Monday, December 28, 1998 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer as so extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.
The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, December 28, 1998, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after January 28, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its lists of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                           Toll Free: (800) 566-9061
                         Call Collect:  (212) 754-8000

            Banks and Brokerage Firms, please call: (800) 662-5200


November 30, 1998